Exhibit 99.2

EXPENSE REIMBURSEMENT AND INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of February __, 2014, by and between Iroquois Master Fund Ltd. (the “Indemnitor”) and __________ (the “Indemnitee”).

WHEREAS, the Indemnitor has asked the Indemnitee, and the Indemnitee has agreed, to be named and serve as a nominee (a “Nominee”) of the Indemnitor for election to the Board of Directors of National Holdings Corporation (the “Company”) at the 2013 annual meeting of shareholders of the Company or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations postponement thereof (the “Annual Meeting”); and

WHEREAS, the Indemnitor and/or its representatives and affiliates expect to, in appropriate circumstances, solicit proxies from the shareholders of the Company in support of Indemnitee’s election as a director of the Company at the Annual Meeting (the “Solicitation”).

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of the Indemnitor that the Indemnitee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby hereto agree as follows:

1.           Expenses.  The Indemnitor agrees that for the period starting from the date of this Agreement and ending on the earlier of (a) the Indemnitee’s election to the Board of Directors of the Company (or if the election or qualification of members to the Board of Directors is contested on any grounds, such later date that such contest is resolved) and (y) the date the Indemnitee has been notified by the Indemnitor that it will not commence the Solicitation or has abandoned the Solicitation or will not nominate the Indemnitee to the Board of Directors of the Company or that the requisite number of votes for the Indemnitee’s election to the Board of Directors has not been obtained, the Indemnitor will (i) promptly reimburse the Indemnitee for all reasonable out-of-pocket expenses incurred in the performance of his responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel reasonably satisfactory to the Indemnitor selected collectively by (by plurality vote) and acting on behalf of all Nominees proposed by the Indemnitor for election to the Board of Directors of the Company (the “Independent Counsel”) to the extent one is to be chosen in accordance with Section 2(b).

2.           Indemnification. (a) The Indemnitor hereby agrees to indemnify, defend and hold harmless the Indemnitee from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel (but only as contemplated by Section 1(ii)) and costs of investigation) (collectively, “Losses”) to which the Indemnitee may become subject or which the Indemnitee may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), arising out of or based upon the Indemnitee being a Nominee, except to the extent such Loss arises or results from the Indemnitee’s fraud or willful misconduct or any untrue statement or omission made by the Indemnitee or made by the Indemnitor in reliance upon and in conformity with information furnished by the Indemnitee in writing expressly for use in the nomination or Solicitation process.

(b)         In the event of the commencement or threatened commencement of any action in respect of which the Indemnitee may seek indemnification from the Indemnitor hereunder, the Indemnitee agrees to give prompt written notice thereof to the Indemnitor; provided that the failure to so provide prompt notice shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that the Indemnitor is materially prejudiced as a result thereof.   In the case of the commencement or threatened commencement of any action against the Indemnitee in respect of which he may seek indemnification from the Indemnitor hereunder, the Indemnitor may, by written notice to the Indemnitee, elect to assume the defense thereof (with counsel reasonably satisfactory to the Indemnitee, it being agreed that Akin Gump is acceptable legal counsel), including, without limitation, the negotiation and approval of any settlement of such action. After notice from the Indemnitor to the Indemnitee of the Indemnitor’s election so to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee under this Agreement for any expenses of legal counsel subsequently incurred by him in connection with the defense thereof. If, in any action for which indemnity may be sought hereunder, the Indemnitor shall not have timely assumed the defense thereof with counsel reasonably satisfactory to the Indemnitee, or the Indemnitee shall have been advised by counsel that it would constitute a conflict of interest for the same counsel to represent both him and the Indemnitor or both him and any other indemnitee in such action, the Indemnitee shall have the right to employ the Independent Counsel in such action, in which event the Indemnitor shall reimburse the Indemnitee for all reasonable legal fees of such Independent Counsel.  The Indemnitor shall in no event be liable for any settlement of any action effected without its prior written consent (which consent shall not be unreasonably withheld). The Indemnitor shall not settle any claim in any manner that would impose any expense, penalty, obligation or liability on the Indemnitee not paid by the Indemnitor, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of the Indemnitee or as materially detrimental to the reputation of the Indemnitee, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld).

(c)         The Indemnitee’s right to indemnification pursuant to Section 2 of this Agreement shall include the right of the Indemnitee to be advanced by the Indemnitor any fees and expenses incurred in connection with any event or occurrence relating to or directly or indirectly arising out of the Solicitation or related matters as soon as practicable after such expenses are incurred by the Indemnitee and in any event within 30 days after the receipt by the Indemnitor of a statement or statements from the Indemnitee documenting such expenses in reasonable detail and requesting such advances from time to time; provided, however, that all amounts advanced in respect of such fees and expenses shall be promptly repaid to the Indemnitor by the Indemnitee if it shall ultimately be determined in a final judgment that the Indemnitee is not entitled to be indemnified for such expenses.

3.           No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

4.           Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding with respect to any party unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

5.           Subrogation. In the event of payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the applicable Indemnitee, and that Indemnitee shall, at the Indemnitor’s expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Indemnitor effectively to bring suit to enforce such rights.

6.           No Duplication of Payments. The Indemnitor shall not be liable under this Agreement to make any payment in connection with a claim made against Indemnitee to the extent the Indemnitee otherwise is entitled to receive payment (under any insurance policy, certificate of incorporation, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.

7.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

8.           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but which together shall constitute one agreement.

9.           Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Indemnitor at:

Iroquois Capital Management, LLC
641 Lexington Avenue, 26th Floor
New York, New York 10022

Attention: General Counsel

and to the Indemnitee at such address as the Indemnitee may have provided to the Indemnitor.

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the earlier of the date of delivery or on the third business day after mailing.

10.           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IROQUOIS MASTER FUND LTD.

By:
Name:
Title:

INDEMNITEE: